UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 30, 2020

 (Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

15
115 Nicholson Lane San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(650)  889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BPMX	The NYSE American, LLC

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 30, 2020, David S. Tierney, M.D. resigned as the President, Chief Executive Officer, Principal Financial Officer, and as an employee of BioPharmX Corporation (the "Company"). Dr. Tierney remains on the board of directors of the Company and his resignation was not the result of any disputes or disagreements with the Company on any matter.

Dr. Tierney has resigned in order to eliminate the salary and benefit payments (including change-of-control payments) that would otherwise have been due to him under his Offer Letter with the Company, dated as of September 11, 2018 (the "Tierney Offer Letter") upon the closing of the merger (the "Merger") contemplated by the previously disclosed Agreement and Plan of Merger, dated January 28, 2020, between the Company, BITI Merger Sub, and Timber Pharmaceuticals LLC ("Merger Agreement"). His resignation at this time, ahead of that change-of-control, makes his separation from the Company a voluntary resignation without Good Reason, as defined in the Tierney Offer Letter, thus eliminating the Company's obligation to make these payments. However, the Company will pay Dr. Tierney his accrued compensation through the date of his resignation and will pay his COBRA premiums for medical insurance through the earlier of completion of the Merger or June 30, 2020. Further, the vested stock options to purchase shares of the Company's common stock that Dr. Tierney currently holds (currently out-of-the money) will remain exercisable for such period as is provided in the stock incentive plan under which such options were granted.

Effective January 30, 2020, Steven M. Bosacki, age 61, has been appointed to serve as the Company's Chief Executive Officer and Principal Financial Officer. Mr. Bosacki joined the Company in July 2019 as the Company's Chief Operating Officer.  In connection with his July 2019 appointment as Chief Operating Officer, on July 16, 2019, the Company and Mr. Bosacki executed an employment offer letter (the “Bosacki Offer Letter”), the material terms of which are described in Item 5.02 to the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2019, and are incorporated herein by reference.  In addition, the Company previously entered into an indemnification agreement with Mr. Bosacki in the form attached as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2019. Finally, in connection with the Merger, Mr. Bosacki has agreed to waive the change-of-control payments that would have been due to him under the Bosacki Offer Letter upon the closing of the Merger.

Prior to joining the Company, (i) from July 2017 to October 2018, Mr. Bosacki served as a member with Fairway Pharmaceuticals, LLC, a pharmaceutical and medical device consulting company, (ii) from May 2016 to June 2017, Mr. Bosacki served as an Executive Director at Mission Pharmacal Company, a pharmaceutical company, (iii) from August 2013 to May 2016, Mr. Bosacki served as President and Chief Executive Officer of Lautus Pharmaceuticals, LLC, a pharmaceutical company focused on dermatology and aesthetics markets, and (iv) from April 2008 through the company's sale to Salix Pharmaceuticals, Ltd. in December 2011, Mr. Bosacki served as Senior Vice President and General Counsel of Oceana Therapeutics, Inc., a specialty pharmaceutical company. Further, prior to joining Oceana, Mr. Bosacki served as Senior Vice President and General Counsel for Esprit Pharma, Inc., a pharmaceutical company, which was acquired by Allergan, Inc. in 2007. Earlier in his career, Mr. Bosacki served in a variety of management positions at Cardinal Health, Inc., a healthcare services company.  Mr. Bosacki holds a law degree from the University of Detroit School of Law, and a law degree, a Master of Business Administration and a Bachelor of Commerce degree from the University of Windsor in Canada.

There is no arrangement or understanding with any person pursuant to which Mr. Bosacki was appointed as Chief Executive Officer and Principal Financial Officer, and there are no family relationships between Mr. Bosacki and any other director or executive officer of the Company.  Additionally, there are no transactions between Mr. Bosacki and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: February 3, 2020	By:	/s/ Steven M. Bosacki
		Name:	Steven M. Bosacki
		Title:	Chief Executive Officer